EXHIBIT 10.22

                                        ASSET PURCHASE AND SALE
                    AGREEMENT
                                        -------------------------
                    --------

                    THIS AGREEMENT dated below is made and
                    entered into by and between ASIAN RESTAURANTS INTERNATIONAL, INC., a corporation organized under the laws of the State of Massachusetts, Kyoto West, Inc., a Michigan corporation, Kyoto North, Inc, a Michigan corporation, Kyoto Restaurants, Inc., a Michigan corporation and Asian Restaurants, Inc., a Massachusetts corporation (hereinafter jointly and severally referred to as "SELLER") and MAXWELL'S INTERNATIONAL, INC., a Delaware corporation or its assigns (hereinafter referred to as "BUYER").

                                              R E C I T A L S :

                    SELLER is the owner and operator of a
                    restaurant chain doing business as "Kyoto
                    Japanese Restaurants" with locations at:

                    A.  64 Eliot Street, Boston, Massachusetts
                    (the "Boston Location");

                    B.  18601 Hubbard Drive, Dearborn, Michigan
                    (the "Dearborn Location");

                    C.  1985 W. Big Beaver Road, Troy, Michigan
                    (the "Troy Location"); and

                    D.  21150 Haggerty Boulevard, Farmington
                    Hills, Michigan (the "Farmington Hills
                    Location").

                    The restaurant business of SELLER at the Boston Location, Dearborn Location, Troy Location, and Farmington Hills Location are hereinafter referred to as the "BUSINESS" or the BUSINESSES. The Boston Location, the Dearborn Location, the Troy Location, and the Farmington Hills Location are hereinafter referred to as the "SUBJECT PROPERTIES."

                    BUYER desires to purchase, and SELLER desires to sell substantially all of the assets comprising the BUSINESS as a going concern, including personal property and certain contract rights, upon the terms and subject to the conditions set forth herein.





                    NOW, THEREFORE, in consideration of the
                    mutual benefits accruing to the respective parties under the provisions of this Agreement, the parties hereby agree as follows:

                    1.I.     PURCHASE AND SALE OF ASSETS.
                           ----------------------------
                    1.01  Subject to the terms and conditions
                    herein and in reliance upon the warranties, representations and obligations specifically set forth herein, SELLER agrees to sell and transfer to BUYER, and BUYER agrees that it will purchase from SELLER, all of SELLER's assets and properties pertaining to the BUSINESS operated at the SUBJECT PROPERTIES, except as otherwise specifically provided for in Paragraph 1.02. The assets to be conveyed ("ASSETS") to BUYER by SELLER at closing ("CLOSING") (as set forth in Paragraph 4 below) include, but are not limited to, the following:

                    1.01.1  All inventory, materials, supplies,
                    deposits (subject to the provisions of
                    Section 6.02 below), prepaid assets,
                    utensils, plates, dinnerware, glasses,
                    knives, cooking utensils, advertising matter, photographs, mailing lists, sales materials, menus, catalogues, plans, market surveys, brochures, artwork, and stationery in existence on the CLOSING.

                    1.01.2  All furniture, furnishings,
                    equipment, fixtures, business records,
                    information on SELLER's software,
                    transferrable software and software licenses, customer lists, leasehold improvements, leasehold interest, contract rights and other personal property located at the SUBJECT PROPERTIES and/or utilized in the operations of the BUSINESS including, but not limited to, those assets identified on the attached
                    Schedule 1.01.2.

                    1.01.3  The name "Kyoto Japanese
                    Restaurants," and all of SELLER's rights to the use of the name "Kyoto" and derivations thereof.

                    1.01.4  All telephone/telecommunication
                    numbers and post office boxes of SELLER as used by SELLER as of the date of this Agreement for the BUSINESS at the SUBJECT PROPERTIES.





                    1.01.5  All transferable licenses and
                    permits.

                    1.01.6  All goodwill, promotional materials
                    and other such data.

                    1.01.7  All trademarks, servicemarks, logos,
                    recipes, operating systems and goodwill.

                    1.01.8  All rights under the real property
                    leases for the SUBJECT PROPERTIES which shall be assigned by SELLER to BUYER and assumed by the BUYER at the CLOSING as provided for herein.

                    1.02  The parties acknowledge and agree that
                    SELLER is not selling, and BUYER is not
                    purchasing, the following assets:

                    1.02.1  Cash in Banks or Financial
                    institutions.

                    1.02.2  Accounts receivable or loans
                    receivable.

                    1.02.3 The tangible personal property, lease and other assets of the SELLER's management office located at Point West Place, 111 Speen Street, Suite 405, Framingham, Massachusetts, and the telephone/telecommunication numbers and Post Office boxes used by SELLER for such location.

                    1.03  ACCOUNTS RECEIVABLE.  As provided for
                    in Section 1.02 above, accounts receivable of the SELLER are not being sold pursuant to this transaction. Following the CLOSING, the BUYER agrees to collect the accounts receivable of SELLER arising prior to CLOSING for the benefit of SELLER; however, nothing shall obligate the BUYER to incur any expense or obligation in collecting such accounts receivable of the SELLER. Upon receipt of accounts receivable of the SELLER following the CLOSING, the BUYER shall remit checks therefore directly to the SELLER upon a weekly basis. In the event any checks are received by the BUYER which include payment of accounts receivable attributable to food or services provided by the SELLER and the BUYER, the BUYER shall be obligated to pay the portion attributable to the SELLER upon receiving cleared funds therefore. BUYER agrees to allow SELLER to review the customer records of the BUSINESS following the CLOSING





                    from time to time during regular business hours to monitor collection of SELLER's accounts receivable.

                    2.     PURCHASE PRICE.

                    2.01  BASIC PRICE.  The parties to this
                    Agreement have agreed that the basic purchase price will be a total of ONE MILLION NINE HUNDRED THOUSAND AND NO/100 DOLLARS ($1,900,000.00), and the purchase price has been allocated among the ASSETS being transferred as set forth on Schedule 2.01.

                    2.02  INVENTORY.  The basic purchase price
                    for the assets set forth in Paragraph 2.01 above shall be increased by the value of all items of food and beverage inventory in good saleable condition transferred to BUYER at the CLOSING. Any defective or spoiled inventory shall be excluded. For purposes of this paragraph, inventory shall be valued at its cost to SELLER. Immediately prior to the CLOSING, representatives of SELLER and BUYER shall jointly count and value the inventories of SELLER at the SUBJECT PROPERTIES to be transferred to BUYER at the CLOSING. Such inventory shall be valued at cost on a first-in, first-out basis. Any business conducted during or subsequent to the time such physical inventory is taken shall be for the benefit of BUYER. Any increase to the purchase price by an adjustment pursuant to the provisions of this paragraph shall increase the cash payable by BUYER pursuant to the provisions of Section 3.04 below.

                    3.     PAYMENT OF PURCHASE PRICE.  The
                    purchase price provided for in Section 2 shall be payable as follows:

                    3.01  Simultaneously with the execution of
                    this Agreement, BUYER shall pay TEN THOUSAND
                    AND NO/100 DOLLARS ($10,000.00) as a deposit, which amount shall be deposited in the trust account of the law firm of GREENSPOON, MARDER, HIRSCHFELD & RAFKIN, P.A. ("Escrow Agent"). The deposit shall be distributed to SELLER to satisfy the purchase price at the CLOSING as provided for in Paragraph 3.04, unless otherwise provided for herein.

                    3.02  Within three (3) days after the
                    completion of the thirty (30) day inspection period referred to in Section 14 below





                    (providing BUYER has not terminated the
                    Agreement as provided for therein), BUYER shall pay the additional sum of FORTY THOUSAND AND NO/100 DOLLARS ($40,000.00) to the trust account of the Escrow Agent. Such deposit shall be distributed to SELLER at CLOSING as provided in Paragraph 3.04, unless otherwise provided for herein. At the request of BUYER, Escrow Agent shall place the deposit in an interest-bearing trust account. Interest earned on the deposit shall be paid to SELLER at the CLOSING, unless otherwise provided for herein, and such interest shall serve as a credit towards the purchase price becoming payable at CLOSING.

                    3.03  At the CLOSING for the assets of the
                    BUSINESS in Michigan, the sum of ONE MILLION
                    TWO HUNDRED FIFTY-THREE THOUSAND TWO HUNDRED
                    TWENTY ONE AND 05/100 DOLLARS ($1,253,221.05)
                    shall be paid by BUYER's execution of a
                    Promissory Note. Such Promissory Note shall bear interest at seven percent (7%) per annum and shall be amortized in equal monthly installments of principal and interest of $30,009.94 over a period of forty-eight (48) months. Accrued interest only shall be paid on the first day of the month following such CLOSING, and thereafter on the first day of each and every month installments in the amount of THIRTY THOUSAND NINE AND 94/100 DOLLARS ($30,009.94) shall become payable for the term of such Note.

                    At the CLOSING for the assets of the BUSINESS located in Massachusetts, the sum of ONE HUNDRED FORTY-SIX THOUSAND SEVEN HUNDRED SEVENTY-EIGHT AND 95\100 DOLLARS ($146,778.95) shall be paid by BUYER's execution of a Promissory Note. Such Promissory Note shall bear interest at seven percent (7%) per annum and shall be amortized in equal monthly installments of principal and interest of THREE THOUSAND FIVE HUNDRED FOURTEEN AND 80/100 DOLLARS ($3,514.80) over a period of forty-eight (48) months. Accrued interest only shall be paid on the first day of the month following such CLOSING, and thereafter on the first day of each and every month installments in the amount of $3,514.80 shall become payable for the term of such Note.





                    The Notes shall provide that there shall be no prepayment penalty and shall provide for a fifteen (15)-day grace period. The form of the Promissory Notes to be executed at the CLOSING is attached hereto as Exhibit "A".

                         The Promissory Notes to be executed by
                    BUYER to SELLER at the CLOSING shall be
                    secured by Security Agreements and Chattel
                    Mortgages granting a first lien to SELLER on all of the assets of the BUSINESS being sold. The form of the Security Agreements and Chattel Mortgages to be executed at the CLOSING is attached hereto as Exhibit "B". The BUYER shall execute such UCC-1 Financing Statements as are appropriate to allow SELLER to perfect SELLER's security interest in the ASSETS. Such Promissory Notes shall be guaranteed by RUDY'S RESTAURANT GROUP, INC.
                    3.04  At the CLOSING for the assets of the
                    BUSINESS in Michigan, the deposits referred to in Paragraphs 3.01 and 3.02 and the balance of the purchase price for the assets of the BUSINESS in Michigan (after application of credit for the face amount of the Promissory Note to be executed at such CLOSING), plus or minus any net adjustments and prorations due SELLER pursuant to Section 6 and Paragraph 2.02 with respect to the BUSINESS in Michigan, shall be paid to SELLER by wire transfer.

                    At the CLOSING for the assets of the BUSINESS in Massachusetts, the balance of the purchase price for the assets of the BUSINESS in Massachusetts (after application of credit for the face amount of the Promissory Note to be executed at such CLOSING), plus or minus any net adjustments and prorations due SELLER pursuant to Section 6 and Paragraph 2.02 with respect to the BUSINESS in Massachusetts shall be paid to SELLER by wire transfer.

                    4.     CLOSING.

                    4.01  The parties agree that a CLOSING for
                    the ASSETS of the BUSINESS in Massachusetts shall occur on or about March 15, 1996, unless all parties agree to extend the date of CLOSING for such BUSINESS.

                    The parties agree that a CLOSING for the ASSETS of the BUSINESSES in Michigan shall occur on January ___, 1996, unless all





                    parties agree to extend the date of such CLOSING for such BUSINESSES.

                    4.02  The CLOSINGS for this transaction shall
                    be conducted by the parties and their legal counsel through the mail utilizing express delivery services.

                    4.03  Reference to the term "CLOSING" shall
                    refer to either the      CLOSING held for the
                    transfer of the BUSINESSES located in
                    Michigan or the CLOSING for the transfer of the BUSINESS located in Massachusetts. In construing this Agreement with reference to the term CLOSING, the parties shall apply reference to a CLOSING with respect to the transaction to transfer the ASSETS of the BUSINESS in Massachusetts or the ASSETS of the BUSINESSES in Michigan, as shall be reasonably necessary for the particular transaction under consideration.

                    4.04  At the time of CLOSING for the
                    BUSINESSES located in Michigan, the transfer of the beverage licenses for such transaction shall be deferred until such time as BUYER receives necessary approvals for the transfer of the Michigan beverage licenses of SELLER to BUYER. Accordingly, notwithstanding any language to the contrary contained herein, at the CLOSING for the transfer of the Michigan BUSINESSES, the purchase price allocable to the beverage licenses of SELLER shall be retained in escrow with SELLER's counsel pursuant to the terms of a Management Agreement to be entered into between the SELLER and BUYER at such CLOSING. A copy of the Management Agreement to be entered into at the CLOSING is attached as Exhibit "K".




                    5.  LIABILITIES.

                    5.01  ASSUMPTION OF LIABILITIES.  BUYER shall
                    assume the following liabilities of the
                    BUSINESSES being transferred at such CLOSING:

                    5.01.1  BUYER shall assume all future
                    obligations arising for telephone service and telephone directory advertising from and after the date of CLOSING. A true and complete listing of all telephone numbers and the terms of directory advertising contracts





                    for each of the SUBJECT PROPERTIES is set forth on Schedule 5.01.1.

                    5.01.2  BUYER shall assume all future
                    obligations arising under the terms of the equipment leases (hereinafter referred to as "EQUIPMENT LEASES") identified on the attached Schedule 5.01.2 from and after the date of CLOSING.

                    5.01.3  BUYER shall assume all future
                    obligations arising under the terms of the Real Property Lease for the Boston Location which lease is identified on the attached
                    Schedule 5.01.3 from and after the date of CLOSING.

                    5.01.4  BUYER shall assume all future
                    obligations arising under the terms of the Real Property Lease for the Dearborn Location which lease is identified on the attached
                    Schedule 5.01.4 from and after the date of CLOSING.

                    5.01.5  As provided for in Section 7.01 and
                    7.02 below, BUYER shall assume all future obligations arising under the terms of the Real Property Leases for the Troy location and the Farmington location, which leases are identified on the attached schedule 5.01.5.

                    5.01.6  BUYER shall assume all of SELLER's
                    liability for honoring gift certificates to supply food and beverages to customers of SELLER from and after the date of CLOSING; provided, however, BUYER shall be entitled to a credit for gift certificates honored which were issued by SELLER (at face amount). Such credit shall be applied by BUYER mailing to SELLER the gift certificates honored along with the balance of payment of the installment falling due on the Promissory Notes executed by BUYER to SELLER at CLOSING.

                    5.01.7  BUYER shall assume all of the service
                    contracts identified on the attached Schedule
                    5.01.7 (the "SERVICE CONTRACTS") from and after the date of CLOSING.

                    5.02  NO ASSUMPTION OF LIABILITIES.  Except
                    as expressly provided for in Paragraph 5.01 above, BUYER shall not be obligated and will not assume or become liable for any obligations or liabilities of the SELLER with respect to the BUSINESS. All of SELLER's





                    accounts payable, liens, liabilities of any type and other encumbrances of SELLER which are existing on or which arose at or prior to CLOSING, shall be paid from the proceeds of the sale contemplated herein. The parties specifically acknowledge that BUYER is not assuming and will not be obligated to discharge or be liable for any debts, liabilities, claims or obligations of SELLER including, without limitation, any:

                    5.02.1  Liabilities or obligations of the
                    SELLER to any creditors, customers or
                    employees;

                    5.02.2  Liabilities or obligations of SELLER
                    with respect to any transactions occurring after the CLOSING;

                    5.02.3  Any and all other liabilities,
                    accounts payable or obligations of SELLER, whether direct, indirect, contingent or otherwise.

                    Except as set forth in Paragraph 5.01, the parties intend that BUYER shall acquire ownership of the ASSETS being purchased herein free and clear of all claims, liens and encumbrances. SELLER warrants that it will hold BUYER harmless from any and all claims, liabilities and encumbrances incurred by SELLER not expressly assumed under the provisions of Section 5.01 and will fully indemnify BUYER for any such liabilities, loss or other damages suffered by BUYER, including all costs and expenses in defending same, including reasonable attorneys' fees, court costs and costs of appeal in connection with such liabilities or obligations of SELLER.

                    5.03  BULK SALE PROVISIONS.  The parties
                    specifically acknowledge that BUYER is not assuming and will not discharge or be liable for any debts, liabilities, taxes or other obligations of SELLER whatsoever except as expressly provided for herein. In reliance upon the representations and warranties of SELLER and Barclay Henderson, BUYER hereby waives compliance with any requirements of the bulk transfer provisions of the Uniform
                    Commercial Code of the State of Michigan or of the State of Massachusetts. However, nothing in this section shall estop or prevent any party from asserting as a bar or





                    defense to any action or proceeding brought under such laws that the bulk transfer provisions are not applicable to the sale contemplated under this Agreement.

                    6.     PRORATIONS AND UTILITIES ETC.  The
                    following adjustments shall be made at each CLOSING provided for hereunder with respect to each of the BUSINESSES being transferred at such CLOSING:

                    6.01  UTILITIES.  SELLER and BUYER shall
                    arrange to notify all utility companies to take final readings as of the date of such CLOSING, and BUYER shall have the obligation to advise such utilities to provide future services in BUYER's name.

                    6.02 DEPOSITS AND PREPAYMENTS. SELLER shall be entitled to receive an amount equal to all deposits and prepayments relating to the BUSINESS transferred to BUYER at the CLOSING which are held by depositees and third parties for the benefit of BUYER following the CLOSING. Notwithstanding the foregoing, the deposit paid under the Real Property Lease for the Boston Location shall be handled in the manner as provided for in
                    Section 7.03.  A listing of all deposits and
                    prepayments which may be applicable to the CLOSINGS provided for hereunder is set forth on Schedule 6.02.

                    6.03  PRORATIONS.  All rent and property
                    taxes which are imposed upon the ASSETS shall be prorated at the CLOSING. The parties shall prorate all other proratable items.

                    6.04  CUSTOMER DEPOSITS.  BUYER shall be
                    entitled to receive an amount equal to all customer deposits and prepayments relating to the BUSINESS for parties, banquets and other events which are to be provided by the BUYER following the CLOSING.

                    6.05  ACCRUED EMPLOYEE BENEFITS.  BUYER shall
                    be entitled to receive credit against amounts falling due under the Promissory Note for the sums BUYER pays with respect to all earned and unpaid EMPLOYEE compensation and benefits existing at the time of CLOSING for employees who will be retained by BUYER following the CLOSING, including but not limited to such items as incentive bonus, payable vacation days, payable sick days, etc. In order to





                    obtain such credit, BUYER shall inform SELLER in writing listing each EMPLOYEE's name and benefits paid by it under the provisions of this Section on a monthly basis.

                    6.06  CASH BANKS.  SELLER shall be entitled
                    to receive an amount equal to all cash in registers transferred to BUYER at the beginning of business on the date of CLOSING, which amounts shall not exceed SELLER's normal working cash balances at the beginning of each business day.

                    7.     REAL PROPERTY LEASES.  SELLER
                    represents it has provided BUYER with true and complete copies of it's real estate property leases for the Boston location, the Dearborn location, the Troy location and the Farmington Hills location.

                    7.01  TROY REAL PROPERTY LEASE.  At the
                    CLOSING for the BUSINESSES located in
                    Michigan, BUYER and BARCLAY HENDERSON (as the landlord of the Troy Location) shall enter into a new lease for the Troy Location on the following terms and conditions:

                    7.01.1  The initial lease term shall be for a
                    period of twenty (20) years;

                    7.01.2  The lease shall grant two additional
                    five (5) year options;

                    7.01.3  Rent shall be the greater of:

                                          (i)  ONE HUNDRED FORTY
                    THOUSAND AND NO/100 DOLLARS ($140,000.00) annual base rent or,

                                          (ii)       eight
                    percent (8%) of Annual Sales up to TWO
                    MILLION FOUR HUNDRED THOUSAND AND NO/100
                    DOLLARS ($2,400,000.00) and six percent (6%) of Annual Sales above TWO MILLION FOUR HUNDRED THOUSAND AND NO/100 DOLLARS ($2,400,000.00);

                    For purposes of this Agreement the terms
                    "Annual Sales" shall mean the gross sales of BUYER at the particular location under the location for lease being considered, excluding, to the extent included in gross sales, gratuities paid for it's employees, sales taxes collected, returns, discounts, chargebacks, allowances, employee meals,





                    discounts on and complementary meals and beverages, and sales of capital assets.

                    BUYER shall also pay to the landlord of the Troy Location additional rent in the amount of $50,000.00 upon the execution of such lease by all parties.

                    7.01.4  BUYER shall be responsible for all
                    real estate taxes, normal maintenance and insurance coverage for the Troy Location.
                    The landlord shall be responsible for all repairs and maintenance of facilities and equipment exterior to the leased premises, including but not limited to structural repairs, the HVAC system and roof repairs however, BUYER shall be responsible to repair and maintain the HVAC system on the roof directly above the leased premises). BUYER shall be responsible for repairs and maintenance of all improvements made to the interior of the leased premises;

                    7.01.5  BUYER shall have a right of first
                    refusal to purchase the real estate and
                    improvements subject to the lease on any transfer of same according to the same price and terms as received by a third-party bona fide offer for a period of thirty (30) days after receipt of such notice from the landlord (such right of first refusal shall not apply to transfers to or among family members of the landlord);

                    7.01.6  RUDY'S RESTAURANT GROUP, INC. will
                    guaranty payment of rent under the lease for the Troy Location; and

                    7.01.7  A default in payment of rent under
                    the Lease by Buyer which is not cured within a fifteen (15) day grace period shall constitute a default under the Promissory Notes executed by BUYER to the SELLER at the CLOSING.

                    7.01.8  Provisions shall be included to share
                    common area maintenance for the lobby,
                    landscaping, parking and other common area expenses.

                    Except as provided for above, the Troy lease to be entered into shall utilize a form acceptable to BUYER. A copy of the Troy
                    Lease to be entered into at the time of
                    CLOSING is attached hereto as Exhibit "D".





                    7.02  FARMINGTON HILLS REAL PROPERTY LEASE.
                    At the CLOSING for the BUSINESSES located in Michigan, BUYER and BARCLAY HENDERSON (as the landlord of the Farmington Hills Location) shall enter into a new lease for the Farmington Hills Location on the following terms and conditions:

                    7.02.1  The initial lease term shall be for a
                    period of twenty (20) years;

                    7.02.2  The lease shall grant two additional
                    five (5) year options;

                    7.02.3  Rent shall be the greater of:

                                          (i)  ONE HUNDRED FORTY
                    THOUSAND AND NO/100 DOLLARS ($140,000.00) per annum base rent, or

                                          (ii)  six percent (6%)
                    of Annual Sales;

                         BUYER shall also pay to the landlord of
                    the Farmington Hills Location additional rent in the amount of $50,000.00 upon the execution of such lease by all parties.

                    7.02.4  BUYER shall be responsible for all
                    real estate taxes, maintenance and insurance coverage for the Farmington Hills Location. Tenant shall be responsible for all repairs and maintenance of the interior and exterior of the lease premises, including its parking lot and landscaping;

                    7.02.5 The BUYER shall have a right of first refusal to purchase the real estate and improvements subject to the lease on any transfer of same according to the same price and terms as received by a third-party bona fide offer for a period of thirty (30) days after receipt of such notice from the landlord (such right of first refusal shall not apply to transfers to or among family members of the landlord); and

                    7.02.6  RUDY'S RESTAURANT GROUP, INC. will
                    guaranty payment of rent under the lease for the Farmington Hills Location.

                    7.02.7  A default in payment of rent under
                    the Lease by Buyer which is not cured within a fifteen (15) day grace period shall constitute a default under the Promissory





                    Notes executed by Buyer to the Seller at the closing.

                    Except as provided for above, the Farmington lease to be entered into shall utilize a form acceptable to BUYER. A copy of the Farmington Hills Lease to be entered into at the time of CLOSING is attached hereto as Exhibit "E".

                    7.03  BOSTON LEASE.  The parties acknowledge
                    that the real property lease for the Boston
                    Location terminates on April 29, 1999. The parties further acknowledge that the purchase price for this transaction with respect to the Boston Location was based upon an assumption that BUYER will be able to obtain a new lease acceptable to BUYER for the Boston Location with an initial term such that the remaining term of the existing lease, and the initial term of the new lease is twenty (20) years, plus two renewal option terms under the new lease of five (5) years each.

                    Prior to the termination of the lease for the Boston location, if so requested by BUYER, SELLER will cooperate to assist BUYER in renegotiating a new lease or lease renewal of the existing lease containing the initial term and option terms desired.

                    In the event an acceptable lease to BUYER, in BUYER's sole discretion, is not executed by the BUYER prior to the expiration of the current lease for the Boston Location, SELLER agrees that BUYER shall receive a credit of $199,200.00 against the outstanding principal balance then existing under the Promissory Note executed by BUYER to SELLER at the CLOSING hereunder. In such case, the new outstanding principal balance of the Promissory Note existing after such credit shall be re-amortized over the remaining term of the Note in equal monthly installments of principal and interest.

                    In the event the BUYER does not obtain a new lease acceptable to it as provided for herein prior to the expiration of the current lease for the Boston location, BUYER shall transfer all of the assets (including the liquor license) utilized by BUYER in the operations of the Boston Location to SELLER on the last business day of the current lease term. Such assets shall be transferred to SELLER in the





                    same condition as received from SELLER,
                    subject to reasonable and normal wear and tear. If such transfer occurs, BUYER shall be entitled to receive reimbursement for its cost of food and beverage inventory transferred to SELLER, and the parties shall make the same prorations in connection with such transfer as are provided for in this Agreement. A copy of the Assignment and Assumption Agreement to be entered into by the parties at the time of CLOSING with respect to the Boston Lease is attached hereto as Exhibit "F".

                    The parties acknowledge the deposit paid to the landlord under the Boston Lease is approximately $20,700.00. At the CLOSING hereunder for the BUSINESS located in Massachusetts, BUYER shall execute to SELLER a Promissory Note for the amount of such deposit, which shall bear interest at the same rate as such deposit accrues interest under the Lease. Such Note shall be secured by the Security Agreements and Chattel Mortgages set forth in Section 3.03, be subject to the Confession of Judgment Agreements set forth in Section 3.03, and payment thereof shall be guaranteed by RUDY'S RESTAURANT GROUP, INC. In the event BUYER executes a new Lease for the Boston Lease as provided for herein, such Note shall become due and payable in full on the date of signing such new lease. In the event BUYER does not obtain a new lease acceptable to it as provided for herein prior to the expiration of the current lease for the Boston Location, such Note shall be deemed discharged in full and SELLER shall be entitled to receive from BUYER the documents of transfer contemplated herein for such event.

                    7.04  DEARBORN LEASE.  The parties
                    acknowledge that the real property lease for the Dearborn Location terminates on September 20, 2001. The parties further acknowledge that the purchase price for this transaction with respect to the Dearborn Location was based upon an assumption that BUYER will be able to obtain a new lease acceptable to BUYER for the Dearborn location with an initial term such that the remaining term of the existing Lease, and the initial term of the new lease is 20 years, plus two renewal option terms under the new lease of five (5) years each.





                    Prior to the termination of the lease for the Dearborn location, if so requested by BUYER, SELLER will cooperate to assist BUYER in renegotiating a new lease or lease renewal of the existing lease containing the initial term and option terms desired.

                    In the event an acceptable lease to BUYER, (in BUYER's sole discretion), is not executed by the BUYER prior to the expiration of the current lease for the Dearborn Location, the SELLER agrees that BUYER shall receive a credit of $264,000.00 against the outstanding principal balance then existing under the Promissory Note executed by BUYER to SELLER at the CLOSING for the BUSINESSES located in Michigan. In such case, the new outstanding principal balance of such Promissory Note existing after such credit shall be re-amortized over the remaining term of the Note in equal monthly installments of principal and interest.

                    In the event the BUYER does not obtain a new lease acceptable to it as provided for herein prior to the expiration of the current lease for the Dearborn location, BUYER shall transfer all of the assets (including the liquor license) utilized by BUYER in the operations of the Dearborn Location to SELLER on the last business day of the current lease term. Such assets shall be transferred to SELLER in the same condition as received from SELLER, subject to reasonable and normal wear and tear. If such transfer occurs, BUYER shall be entitled to receive reimbursement for its cost of food and beverage inventory transferred to SELLER, and the parties shall make the same prorations in connection with such transfer as are provided for in this Agreement. A copy of the Assignment and Assumption Agreement to be entered into by the parties at the time of CLOSING with respect to the Dearborn Lease is attached hereto as Exhibit "G".

                    8.     REPRESENTATIONS AND WARRANTIES OF
                    SELLER.  SELLER represents, warrants,
                    covenants and agrees with BUYER that the following, statements, conditions and facts are true and correct as of the date of this Agreement and shall continue to be true and correct as of the date of CLOSING:

                    8.01  TITLE TO ASSETS AND STATUS.  SELLER are
                    corporations duly organized and existing in





                    good standing under the laws of the States indicated herein and have the corporate power to own its assets and carry on its business as now conducted. SELLER has no subsidiaries or entity or other ownership interest in any other corporation, firm, association or business enterprise which has any interest in the BUSINESS. On or prior to the CLOSING, SELLER shall deliver to BUYER a Certificate of Good Standing of each SELLER, certified by the appropriate state office. SELLER is the owner of and has good and marketable title to all of the assets utilized in the operations of the BUSINESS, free and clear of any liens, encumbrances or claims whatsoever, except as expressly noted in Section 5.01.

                    8.02  COMPLIANCE WITH AGREEMENTS AND
                    INSTRUMENTS. The execution and delivery of this Agreement by SELLER and the consummation of the transactions contemplated hereby do not conflict with or violate its Articles or Bylaws, or any contract or agreement to which SELLER is a party, or by which it may be bound, except as herein provided where various consents may be required, and is not contrary to any order of any court to which SELLER is subject.

                    8.03  FINANCIAL STATEMENTS AND SALES
                    REPRESENTATIONS. The balance sheets, income statements, tax statements and all other financial information of SELLER with respect to the BUSINESS previously supplied and which may be supplied to BUYER by SELLER (as listed on Schedule 8.03) are true and complete in all material aspects and fairly and properly present the financial condition of the BUSINESS at such dates, as well as the results of operations for the periods therein specified.

                    8.04  EQUIPMENT AND FIXTURES.  The fixed
                    assets and equipment of the BUSINESS are suitable and operational for the uses for which they were originally intended. The equipment and machinery of the BUSINESS being transferred to BUYER are in good working order and shall be so at the CLOSING. Immediately prior to the CLOSING, SELLER shall provide BUYER with access to the equipment of the BUSINESS to allow BUYER to inspect their working condition. Any defects found in mechanical working condition which are discovered prior to the CLOSING which cause such equipment not to be in good





                    working order shall be repaired by the
                    SELLER, at SELLER's cost.

                    8.05  COMPLIANCE WITH LAW.  To the best of
                    SELLER's knowledge, neither SELLER nor the SUBJECT PROPERTIES are in violation of any federal, state or city laws, rules, regulations or ordinances, including, but not limited to those connected with, fire codes, parking, signage, Americans With Disabilities Act, employment practices, wages and hours, discrimination, employment of illegal aliens, occupational health and safety, environmental or the physical condition of the SUBJECT PROPERTIES. SELLER is not aware of, nor has it received any written or oral notification from any third party of any present or past failure which remain outstanding to so comply, or of any present or future events, conditions, circumstances, activities, practices, incidents, actions or plans which may materially interfere with or prevent continued compliance with any laws, rules or regulations or of which may give rise to any common law or statutory liabilities or otherwise form the basis of any claim, action, suit, proceeding, hearing or investigation. In the event SELLER or BUYER become aware of any violation or noncompliance with any federal, state or city laws, rules or regulations effecting the BUSINESSES which existed prior to the CLOSING for a BUSINESS, then upon BUYER's request, SELLER shall cure such noncompliance, at SELLER's cost.

                    8.06  LITIGATION.  To the best of SELLER's
                    knowledge, there are no judgments, decrees, liens, actions or proceedings pending or threatened by or against SELLER in any court or by any governmental agency.

                    8.07  BILL OF SALE.  The bill of sale and
                    instruments of assignment to be delivered at the CLOSING will transfer all of the ASSETS, free of all encumbrances and liabilities, and will contain the usual warranties and affidavit of title (except as provided for in Section 5.01 above).

                    8.08  CONDUCT OF BUSINESS.  The BUSINESS will
                    be conducted up to the date of the CLOSING in accordance with all laws, rules, regulations and ordinances of all city, county, state and federal governments. SELLER, up to the date of the CLOSING, will operate and maintain the





                    BUSINESS in the same manner as operated by SELLER prior to the execution of this Agreement, will not violate the terms of its contracts connected with the BUSINESS, and will not remove or transfer any of its assets, except sales of inventory in the ordinary course of business. Inventory and supplies sold shall be restocked in a normal manner prior to the CLOSING. SELLER shall maintain ample and appropriate insurance coverage on its assets, operations and those properties requiring insurance coverage under agreements with third-parties through the date of CLOSING.

                    8.09 LICENSES. SELLER possesses any and all licenses and permits of any public authority of any level of government that are necessary for the lawful conduct of activities as of the date hereof. To the best of SELLER's knowledge, there are no ordinances or regulations of any governmental body that materially and adversely relate to, limit or affect the conduct of the activities of SELLER, except as disclosed herein. All of such licenses are current and in good standing. Within ten (10) days from the execution of this Agreement, SELLER shall furnish BUYER with copies of all of its licenses or permits, including but not limited to occupational licenses and any and all other licenses or permits as are necessary for the operation of the BUSINESS. There are no pending violation or issues concerning any of the licenses utilized by SELLER in the BUSINESS. SELLER has not had any beverage license violations which it has experienced within the last twelve (12) month period which would interfere in the transfer of such licenses to BUYER. A list of all licenses and permits possessed by SELLER with respect to the BUSINESS, specified by location and license number, are set forth on
                    Schedule 8.09.

                    8.10  NO DEFAULT.  SELLER is not in default
                    in any respect under any of the contracts, agreements, leases, documents or other commitments to which it is a party or is otherwise bound which agreements are to be assigned to BUYER at a CLOSING hereunder.

                    8.11  DISCLOSURE.  No representation or
                    warranty by SELLER in this Agreement or in any writing attached hereto contains or will contain any untrue statement of material





                    fact, or omits to state any material fact (of which SELLER has knowledge or should have had knowledge or notice of required to make the statements herein or therein contained not misleading).

                    8.12  MATERIAL FACTS.  SELLER has no
                    knowledge of any materially adverse matter or thing relative to the condition, financial or otherwise, of the BUSINESS or the SUBJECT PROPERTIES not disclosed in this Agreement or the Schedules attached hereto.

                    8.13  CUSTOMERS.  SELLER does not have any
                    information, nor is it aware of any facts indicating that any of SELLER's customers intend to cease doing business with the BUSINESS, either as a result of the transaction contemplated herein or for any other reason which in the aggregate would have a material impact on the BUSINESS.

                    8.14  EMPLOYEES.  To the best of SELLER's
                    knowledge, the consummation of the
                    transaction contemplated herein will not result in the resignation of any employee or agent of the BUSINESS. SELLER possesses no written employment agreements with any of its employees of the BUSINESS. Seller is not a party to any collective bargaining or union agreement with respect to its employees. All employees of the BUSINESS may be terminated at will without cost or liability to the BUSINESS (except for terminated employees' rights to file for statutory unemployment compensation).

                    8.15  INCORRECT STATEMENTS.  SELLER agrees
                    that if prior to CLOSING it shall discover that any representations, covenants and warranties of SELLER contained in this Agreement are incorrect, misleading or erroneous, it shall promptly notify BUYER in writing of such incorrect, misleading or erroneous statement, and if same is materially adverse to BUYER, in BUYER's reasonable judgment, BUYER shall have the right to terminate this Agreement and receive back all deposit monies paid by BUYER.

                    8.16  ACCESS BY PUBLIC.  SELLER has not
                    received notice of and has no knowledge of ongoing or contemplated road construction, eminent domain proceedings or other interference contemplated which would





                    adversely effect access to or enjoyment of any of the SUBJECT PROPERTIES.

                    8.17  CORPORATE ACTIONS.  The Board of
                    Directors and Stockholders of SELLER have approved this Agreement and the performance thereof, and have authorized the execution and delivery hereof. On or prior to the CLOSING, SELLER shall provide BUYER with copies of the resolutions by its Stockholders and Directors, authorizing this Agreement and the transactions contemplated herein.

                    8.18 INVENTORY. All of the inventory of the BUSINESS to be transferred to the BUYER at the CLOSING will consist of items which are sellable in the ordinary course of business. Prior to the closing, SELLER shall remove any defective and/or spoiled inventory items from the SUBJECT PROPERTIES.

                    8.19  ADVERSE PUBLICITY.  SELLER has not
                    experienced any adverse publicity concerning its operations with the general public in the last twelve (12) month period which had or might have a material adverse effect on any of the BUSINESSES other than as set forth on
                    Schedule 8.19.

                    8.20  INSURANCE EXPERIENCE.  Seller has not
                    experienced any adverse matters which would adversely affect its experience rating under insurance policies for future coverage by BUYER.

                    8.21 OWNERSHIP. Lanover Enterprises, Inc. is the parent corporation of Asian Restaurants International, Inc. Asian Restaurants International, Inc. is a parent corporation of Kyoto West, Inc., Kyoto North, Inc., Kyoto Restaurants, Inc. and Asian Restaurants, Inc.

                    9.     REPRESENTATIONS AND WARRANTIES OF
                    BUYER. BUYER represents, warrants, covenants and agrees with SELLER that the following statements, conditions and facts are true and correct as of the date of this Agreement, and shall continue to be true and correct as of the date of CLOSING:

                    9.01  BUYER has the full power in accordance
                    with law to execute and perform this
                    Agreement and other documents required to be executed and delivered by BUYER hereunder, and the execution hereof and the performance





                    herein shall not create a default or
                    violation in any other agreement entered into by BUYER.

                    9.02  The Board of Directors of BUYER has
                    approved this Agreement and the performance thereof, and has authorized the execution and delivery hereof. On or prior to the CLOSING, BUYER shall provide SELLER with copies of the Resolution of its Board of Directors authorizing this Agreement and the transactions contemplated herein.

                    10.  CONDITIONS.

                    10.01  CONDITIONS TO BUYER'S OBLIGATION TO
                    CLOSE. The obligations of BUYER under this Agreement for each CLOSING are contingent upon the existence or satisfaction of various conditions, as hereinafter set forth. If all of the conditions do not exist or have not been satisfied by the date of each CLOSING (or as otherwise set forth with respect to any specific condition), BUYER will have the right to either: (i) terminate this Agreement by written notice to SELLER, in which event all monies paid by BUYER shall be returned to BUYER and thereafter the parties shall be relieved of all further obligations and liabilities hereunder; (ii) grant an additional period of time to SELLER in which to satisfy such conditions; or (iii) BUYER may waive any condition and proceed to close the transaction. The parties shall cooperate with each other with respect to the satisfaction of all conditions; shall not prevent or hinder the satisfaction of any conditions; and the party responsible for the satisfaction of any condition shall proceed with due diligence and use such party's best efforts to satisfy such condition. The conditions upon which this Agreement is contingent are as follows:

                    10.01.1  CONSENT TO ASSIGNMENT OF BUSINESS
                    LEASES.  The landlords under the Real
                    Property Leases for the Dearborn Location and the Boston Location shall have consented in writing to the assignment of such leases to BUYER upon the same terms and conditions as SELLERS current leases for such locations, and shall provide an estoppel certificate attesting to the good standing of such leases, the current monthly rental amount, and any deposits paid thereunder.
                    Notwithstanding the foregoing, the landlord





                    under the Real Property Lease for the Boston
                    Location shall agree to consent to allow
                    BUYER to provide annual financial statements for the lease year defined therein to be certified by BUYER's Chief Financial Officer instead of certified by independent certified public accountants for the lease year.

                    10.01.2  CONSENT TO ASSIGNMENT OF EQUIPMENT
                    LEASES. The lessors of the Equipment Leases set forth on Schedule 5.01.2 shall have consented to the assignment of the EQUIPMENT LEASES to BUYER on the same terms and conditions as SELLER's EQUIPMENT LEASES.

                    10.01.3  LICENSES.  With respect to the
                    CLOSING for the BUSINESS located in
                    Massachusetts, BUYER shall have been able to obtain all food and beverage licenses, and such other governmental permits as shall be necessary to enable BUYER to operate the BUSINESS serving food and alcoholic beverages to the general public as is conducted by SELLER. With respect to the CLOSING for the BUSINESSES located in Michigan, BUYER shall have been able to obtain all food, licenses, and such other governmental permits as shall be necessary to enable BUYER to operate such BUSINESSES serving food to the general public as is conducted by SELLER.

                    10.01.4  OBLIGATIONS OF SELLER.  All of the
                    obligations of SELLER and the documents
                    required to be obtained and/or furnished by SELLER shall have been performed, obtained and furnished within the time period required pursuant to the terms of this Agreement, and time is of the essence with respect to such obligations.

                    10.01.5  COMPLIANCE WITH AGREEMENT.  All of
                    the terms and conditions of this Agreement to be complied with and performed by SELLER on or before the closing date, including the delivery to BUYER of all schedules, documents and instruments required to be delivered, shall have been complied with and performed.

                    10.01.6 REPRESENTATIONS AND WARRANTIES. All representations and warranties of SELLER shall be deemed to have been made again on the closing date and shall then be true and correct. There shall have been no materially adverse change in the financial condition or the operations of SELLER.





                    10.01.7  COVENANT NOT TO COMPETE.  SELLER and
                    BARCLAY HENDERSON, shall have entered into an Agreement Not to Compete as provided for in
                    Section 11 below.

                    10.01.8  LEASES FOR TROY LOCATION AND
                    FARMINGTON LOCATION. BARCLAY HENDERSON shall have entered into leases for the Troy
                    Location and Farmington Location as provided for in Sections 7.01 and 7.02 above.

                    10.01.9  MANAGEMENT AGREEMENT.  With respect
                    to the CLOSING for the BUSINESSES located in Michigan, the parties shall have entered into a Management Agreement for the operation of SELLER's beverage licenses until all appropriate governmental approvals for the transfer of such licenses from SELLER to BUYER are obtained.

                    10.02  CONDITIONS TO SELLER'S OBLIGATION TO
                    CLOSE.  The obligations of SELLER under this
                    Agreement for each CLOSING are contingent
                    upon the existence or satisfaction of various conditions, as hereinafter set forth. If all of the conditions do not exist or have not been satisfied by the date of CLOSING (or as otherwise set forth with respect to any specific condition), SELLER will have the
                    right to either:  (i) terminate   this
                    Agreement by written notice to BUYER, in which event all monies paid by BUYER shall be returned to BUYER and thereafter the parties shall be relieved of all further obligations and liabilities hereunder; (ii) grant an additional period of time to BUYER in which to satisfy such conditions; or (iii) SELLER may waive any condition and proceed to close the transaction. The parties shall cooperate with each other with respect to the satisfaction of all conditions; shall not prevent or hinder the satisfaction of any conditions; and the party responsible for the satisfaction of any condition shall proceed with due diligence and use such party's best efforts to satisfy such condition. The conditions upon which this Agreement is contingent are as follows:

                    10.02.1  REAL PROPERTY LEASES.  BUYER shall
                    have entered into lease assignments and the leases as provided for in Section 7 above.

                    10.02.2  AGREEMENT NOT TO COMPETE.  BUYER
                    shall have entered into an Agreement Not to





                    Compete with SELLER and BARCLAY HENDERSON as provided for in section 11 below.

                    10.02.3  OBLIGATIONS OF BUYER.  All of the
                    obligations of BUYER and the documents
                    required to be obtained and/or furnished by BUYER shall have been performed, obtained and furnished within the time period required pursuant to the terms of this Agreement, and time is of the essence with respect to such obligations.

                    10.02.4  COMPLIANCE WITH AGREEMENT.  All of
                    the terms and conditions of this Agreement to be complied with and performed by any party on or before the closing date, including the delivery to SELLER or BUYER of all schedules, documents and instruments required to be delivered, shall have been complied with and performed.

                    10.02.5 REPRESENTATIONS AND WARRANTIES. All representations and warranties of BUYER shall be deemed to have been made again on the closing date and shall then be true and correct.

                    11.       AGREEMENT NOT TO COMPETE.  At the
                    CLOSING for the BUSINESSES located in
                    Michigan, SELLER and BARCLAY HENDERSON shall agree in writing that they will not individually or collectively as a member of a partnership, sole proprietorship, corporation or other entity or as a consultant, manager, advisor, lender, guarantor or in any other capacity, either directly or indirectly, engage in the same or similar business as is presently engaged in by SELLER for a term of five (5) years within a one hundred (100) mile radius of any present or future restaurant location established by BUYER or THE SAMURAI, INC. or its subsidiaries. For purposes of the Agreement, the "same or similar business" shall mean any Asian or Japanese themed restaurant.

                    Such Agreement Not to Compete shall provide that SELLER and BARCLAY HENDERSON shall provide reasonable consultation services with regard to prior operations and policies of the BUSINESS to the BUYER for a period of sixty (60) months, and they shall each agree to hold in confidence all trade secrets and confidential information relating to the operation of the BUSINESS.





                    Such Agreement Not to Compete shall provide for compensation of FOUR HUNDRED THOUSAND AND NO/100 DOLLARS ($400,000.00) to BARCLAY HENDERSON payable in equal monthly installments over a period of sixty (60) months. Payment of such consideration shall be guaranteed by RUDY'S RESTAURANT GROUP, INC. A copy of the Agreement Not To Compete to be entered into at the time of CLOSING is attached hereto as Exhibit "H".

                    12.     DOCUMENTS TO BE DELIVERED BY SELLER.

                    12.01  At the CLOSING, SELLER shall deliver
                    the following documents to BUYER for the ASSETS being transferred:

                    12.01.1  A bill of sale, dated as of the
                    CLOSING, covering all of the personal and tangible property to be transferred, transferring all right, title and interest in such personal and tangible property to BUYER, and containing the usual warranties and affidavit of title. A copy of the form Bill of Sale to be executed at the time of each CLOSING is attached hereto as Exhibit "I".

                    12.01.2  Assignments, dated as of the
                    CLOSING, of SELLER's occupational, beverage, and other operating Licenses.

                    12.01.3  Assignments of the EQUIPMENT LEASES.

                    12.01.4  Assignments of the SERVICE
                    CONTRACTS.

                    12.01.5  Assignments for all trade names and
                    service marks, and any applications with respect thereto.

                    12.01.6  Minutes of the Board of Directors of
                    SELLER and the SHAREHOLDERS of SELLER
                    authorizing the consummation of this
                    transaction.

                    12.01.7  The Agreement Not to Compete of
                    Seller and BARCLAY HENDERSON as provided for in Section 11 above.

                    12.01.8 New leases for the Troy Location and the Farmington Hills Location as provided for in Sections 7.01 and 7.02 above, together with terminations of the existing Leases for such location.





                    12.01.9  Assignment of Leases for the Boston
                    Location and the Dearborn Location together with the Landlord's written consent for such assignments and estoppel letters indicating the status of such leases.

                    12.01.10 A No-Lien Affidavit of the Seller indicating the absence of liens or encumbrances against the ASSETS AND SUBJECT PROPERTIES and a statement that no work has been performed at the SUBJECT PROPERTIES which would entitle anyone to file a lien for services or work performed as a result of transactions occurring prior to the CLOSING. The form of the No Lien Affidavit to be executed at the time of CLOSING is attached hereto as Exhibit "J".

                    12.01.11 Assignments for the Name "Kyoto
                    Japanese Restaurants," and all
                    telephone/telecommunication numbers, post office boxes and addresses used by SELLER in the BUSINESS.

                    12.01.12  The Management Agreement for the
                    beverage licenses of the BUSINESSES located in Michigan, a copy of which is attached hereto as Exhibit "K".

                    12.01.13 All other documents and instruments expressly or impliedly required by the terms of this Agreement.

                    Simultaneously with the delivery of such documents provided for above, SELLER will take all such steps as may be requisite to put BUYER in actual possession, operation and control of the properties, ASSETS and BUSINESS to be transferred hereunder.

                    Subsequent to the date of CLOSING, and at the request of BUYER, SELLER will execute and deliver to BUYER such other instruments of conveyance and transfer and take such other action as BUYER may reasonably require to more effectively convey, transfer to, invest in BUYER, and to put the BUYER in possession of, any of the properties or assets to be conveyed, transferred and delivered to BUYER hereunder.

                    12.02  At the CLOSING, BUYER shall deliver
                    the following documents to SELLER:

                    12.02.1 Minutes of the Board of Directors of BUYER authorizing the transactions hereunder.





                    12.02.2 The Promissory Note of BUYER is
                    provided for in Section 3.03 guaranteed by RUDY'S RESTAURANT GROUP, INC.

                    12.02.3 The Security Agreement and Chattel
                    Mortgage as provided for in Section 3.03.

                    12.02.4 UCC-1 Financing Statements to perfect
                    SELLER'S interest in the Security Agreement and Chattel Mortgage.

                    12.02.5 The cash sum required to be paid pursuant to Section 3.04

                    12.02.6 Assumption of obligations arising under the real property leases for the Boston
                    Location and the Dearborn Location.

                    12.02.7 The guaranty by RUDY'S RESTAURANT
                    GROUP, INC. for the payment of rent falling due under the real property leases for the Troy Location and the Farmington Hills Location.

                    12.03  All documents to be provided by the
                    parties to the other at the time of CLOSING shall be subject to the reasonable approval of all legal counsel of the parties.

                    13. CASUALTY. SELLER assumes all risk of destruction, loss or damage due to fire or other casualty up to the date of CLOSING. If the destruction, loss or damage is such that the BUSINESS of SELLER being transferred is interrupted or curtailed then BUYER shall have the right, at its option, to terminate this Agreement. If BUYER elects to terminate this Agreement, BUYER shall receive a return of the deposit paid hereunder and the rights of BUYER and SELLER under this Agreement shall thereupon terminate. If the destruction, loss or damage is such that the BUSINESS of SELLER is neither interrupted nor curtailed or in the event BUYER does not elect to terminate this Agreement following a casualty, the purchase price shall be adjusted at the CLOSING to reflect the costs to repair or replace assets affected by such destruction, loss or damage.

                    14.     INSPECTION OF SUBJECT PROPERTIES AND
                    SELLER'S BOOKS AND RECORDS. From and after the date of the execution of this Agreement by all parties, SELLER shall arrange for and provide BUYER and BUYER's advisors free and full access to the SUBJECT PROPERTIES,





                    properties, books and records of SELLER and allow copies to be made in order that BUYER may have full opportunity to make whatever investigation it shall desire of the affairs of SELLER, provided that the investigation shall not unreasonably interfere with the operations of SELLER. In the event BUYER is not satisfied with its investigations, for whatever reasons, then BUYER may terminate this Agreement and receive back the entire deposit paid upon sending written notice to the parties, and each party shall thereafter have no liability with respect to the other hereunder. Such decision to terminate this Agreement on behalf of BUYER shall be made and sent to SELLER on or before thirty (30) days after the date this Agreement is executed by all parties. The parties acknowledge the BUYER shall be permitted to obtain audited statements for the BUSINESSES of SELLER being transferred herein for the years 1993, 1994 and 1995. Accordingly, for a period of 120 days following the CLOSING of each BUSINESS, BUYER shall be entitled to access to the records of SELLER pertaining to the BUSINESSES transferred, as such access existed prior to the CLOSING.

                    15.     INDEMNIFICATION.

                    15.01  SELLER shall, and hereby agrees to,
                    indemnify and hold BUYER harmless at all times from and after the closing date against and in respect to any damages, as hereinafter defined. Damages, as used herein, shall include any claims, actions, demands, losses, costs, expenses, liabilities (joint or several), penalties and damages, including counsel fees incurred in investigating or in attempting to avoid the same or oppose the imposition thereof, resulting to BUYER from:

                    15.01.1  Any materially inaccurate
                    representation made by SELLER as specified in this Agreement;

                    15.01.2  Breach of any of the material
                    warranties made by SELLER as specified in this Agreement;

                    15.01.3  Breach or default in the performance
                    by SELLER of any of the material covenants or agreements to be performed by them as specified in this Agreement; and





                    15.01.4  Any debts, claims, liabilities or
                    obligations of SELLER, whether accrued,
                    absolute, contingent or otherwise, due or to become due against the BUSINESS being transferred pursuant hereto, resulting from SELLER's actions taken prior to their transfer to BUYER.

                    BARCLAY HENDERSON hereby agrees to indemnify and hold BUYER harmless at all times from and after the CLOSING date against and in respect of any damages arising under Section 15.01.4.

                    BUYER shall give notice to SELLER and BARCLAY HENDERSON of the assertion of any claim, the arising of any matter, or the happening of any event to which this covenant of indemnification is applicable. SELLER and BARCLAY HENDERSON shall have, at their election, the right to satisfy, compromise or defend any such matter through counsel of their own choosing and notice of such action shall be provided to BUYER within ten (10) days after having received notice of the claim from BUYER. Such notice and opportunity to satisfy, compromise or defend shall be a condition precedent to any liability of SELLER and BARCLAY HENDERSON under this indemnification provision. As long as SELLER and/or BARCLAY HENDERSON take such actions as shall be necessary to hold BUYER harmless from such claim, matter or event, and the defense or contest thereof does not interfere with the operations of BUYER's BUSINESS, then SELLER and BARCLAY HENDERSON shall be considered in compliance with the provisions of this section. In the event SELLER and BARCLAY HENDERSON do not undertake to satisfy, compromise, defend or remedy such asserted liability or default, and hold BUYER harmless from any damages with respect thereto, then BUYER shall have the right, in addition to any actions permitted by law, to set off from the next payment or payments falling due under the Promissory Notes and/or Agreement Not to Compete executed pursuant hereto an amount equal to the costs and expenses paid by BUYER as a result of such breach. Any amount so withheld shall be finally adjusted between BUYER and SELLER upon final resolution in the matter giving rise to the setoff. In the event there is a dispute between BUYER and SELLER with respect to the amount of any setoff under the provisions of this Section 15.01, such dispute shall be settled by





                    binding arbitration between the parties under the rules as the American Arbitration
                    Association to be held in Dade County,
                    Florida.

                    15.02  Following the CLOSING for each of the
                    applicable BUSINESSES, BUYER shall hold
                    SELLER harmless from any and all claims and liabilities relating to obligations assumed by BUYER and from all obligations and liabilities incurred by BUYER with respect to the BUSINESSES transferred to BUYER which are asserted against SELLER and BUYER will indemnify SELLER from any payments, loss or other damages suffered, including costs and expenses in defending same, inclusive of reasonable attorney's fees, court costs and costs of appeal in connection with such liabilities and obligations of BUYER.

                    16.     BROKER/FINDER.  BUYER and SELLER
                    represent that neither has incurred any
                    obligation to pay any commission, finder's fee or similar charge in connection with the transactions provided for in this Agreement. Each of the parties will indemnify and hold the other harmless from and against any loss, liability or damage, including expenses arising out of any claim for any other commission, fee or charge by reason of services alleged to have been rendered to, or at the insistence of, such party.

                    17. EXPENSES. Each party hereto will pay the expenses incurred by it in connection with the preparation of and entering into this Agreement, including counsel fees and expenses of their representatives, whether or not the transactions contemplated by this Agreement are consummated. At the CLOSING, BUYER shall satisfy the cost of recording UCC-1 Financing Statements at the county and state levels. Notwithstanding the foregoing, each of the parties agrees to equally share the costs of legal and professional fees and expenses of transferring the beverage licenses of the BUSINESSES being sold. In this connection, the parties acknowledge that if the law firm of CHANDLER, BUJOLD &
                    CHANDLER is retained for legal services in connection with the beverage license transfers of SELLER to BUYER in the State of Michigan, the parties also acknowledge such law firm will serve as general Michigan counsel for SELLER and BARCLAY HENDERSON.
                    The parties waive any such conflict with





                    respect to such firm's joint representation of the parties with respect to the beverage license transfers in Michigan, and such representation for the beverage license transfers shall not preclude such firm from representation of SELLER and BARCLAY HENDERSON following the CLOSING in any manner with respect to this Agreement or any of the documents executed in connection herewith.

                    18.     NO SOLICITATION.  The SELLER and
                    BARCLAY HENDERSON agree not to solicit,
                    encourage or entertain any inquiries or
                    proposals with respect to, or furnish any information relating to or participate in any negotiations or discussions concerning an acquisition or purchase of any portion of the ASSETS or capital stock of the SELLER other than as contemplated by this Agreement. The SELLER and BARCLAY HENDERSON will notify BUYER immediately if (a) any inquiries or proposals are received by them; (b) information is requested from them; or (c) negotiations or discussions are sought to be initiated by any third party. SELLER agrees to cause its employees and agents to comply with the provisions of this Agreement.

                    19.     SURVIVAL OF REPRESENTATIONS.  All
                    representations, warranties, indemnifications and agreements of the parties contained in this Agreement shall not be discharged or dissolved upon, but shall survive, the CLOSING, and shall be unaffected by any investigation made by any party at any time.

                    20. NOTICES. All notices given under any of the provisions of this Agreement shall be deemed to have been duly given if mailed by registered or certified mail, return receipt requested, as follows:




                    20.01   If to SELLER:
                                c/o MR. BARCLAY HENDERSON
                                ASIAN RESTAURANTS
                                 INTERNATIONAL, INC.
                                 Point West Place
                                 111 Speen Street, Suite 405
                                 Framingham, Massachusetts
                                 01701-4618

                      Copy to:       JOHN J. MADDEN, ESQ.
                                       HEMENWAY & BARNES





                                       60 State Street
                                      Boston, Massachusetts 02109

                    20.02    If to BUYER:
                            c/o RUDY'S RESTAURANT GROUP, INC.
                            Attention:  Douglas M. Rudolph,
                                        President
                            11900 Biscayne Boulevard,
                            Suite 806
                           Miami, Florida 33181

                          Copy to:  GREGORY J. BLODIG, ESQ.
                                    GREENSPOON, MARDER,
                                     HIRSCHFELD & RAFKIN, P.A.
                                    100 West Cypress Creek Road,
                                     Suite 700
                                    Fort Lauderdale, Florida
                                    33309

                    or to such other addresses the parties have been notified of in writing.

                    21.     DEFAULT.
                    21.01  BUYER'S DEFAULT.  In the event of any
                    breach by BUYER, (except for failure to close as permitted herein) the parties acknowledge it would be impossible to ascertain the amount of damages suffered by SELLER and, therefore, the parties agree that in the event there is such a breach, SELLER may elect:

                    (i) to have the deposit paid to and accepted by SELLER as liquidated damages and as SELLER's sole and exclusive remedy, and each of the parties shall thereafter be released of any further liability or responsibility hereunder; or

                    (ii) if and only if the BUYER arbitrarily refuses to close this transaction, and such refusal is not based upon a material adverse change in the financial or operational condition of BUYER, to pursue specific performance under this Agreement against BUYER.

                    21.02  BY SELLER.  The parties agree that in
                    the event SELLER shall default or not satisfy the conditions of CLOSING under the SELLER's control under the terms of this Agreement, then, at BUYER's option, BUYER shall have the right to:





                    (i)  pursue all legal remedies available to
                    BUYER, for the right of specific performance of this Agreement; or

                    (ii) elect to receive a return of BUYER's deposit plus FIFTY THOUSAND AND NO/100 DOLLARS ($50,000.00) from SELLER as liquidated damages and each of the parties shall thereafter be released of any further liability or responsibility hereunder.

                    22.     ENTIRE AGREEMENT.  This Agreement,
                    together with its exhibits attached hereto and to be attached hereto, constitutes the entire agreement between the parties. None of the terms, conditions or provisions contained in this Agreement may be changed, modified or deleted, except by an instrument executed by the parties.

                    23.     PASSING OF TITLE.  Legal title,
                    equitable title and risk of loss with respect to the property and rights to be transferred hereunder shall pass to BUYER on the CLOSING, and risk of loss and opportunity for profit with respect to the operation of the business of SELLER shall pass to BUYER as of the CLOSING.

                    24. BINDING EFFECT. This Agreement shall be binding upon and shall inure to the benefit of the respective parties and their successors, assigns, heirs and personal representatives. This Agreement may be assigned by BUYER to any subsidiary of RUDY'S RESTAURANT GROUP, INC. or any subsidiary of THE SAMURAI, INC. Except as permitted, this Agreement may not be assigned by any party without the written consent of the other.

                    25.     BUSINESS DAY.  Whenever an event is
                    to take place or action is to be taken within a certain number of days pursuant to this agreement, and a day that such event is to occur or action is to be taken is a non-business day, the event shall occur or action shall be taken on the next business day. For purposes of this section, the term "business day" shall mean any day other than a Saturday, Sunday or a day which is a statutory holiday under the laws of the State of Florida.

                    26.     DATE OF AGREEMENT.  The date of this
                    Agreement shall be the date this Agreement is executed by the party last executing same.





                    27.     GOVERNING LAW.  This Agreement shall
                    be governed by and construed in accordance with the laws of the State of Florida. The parties agree that any legal proceedings brought by either party in connection with or arising out of this Agreement shall be brought in Dade County, Florida. Notwithstanding the foregoing, the Confession of Judgment Agreements provided for in
                    Section 3.03 shall be governed and construed in accordance with the laws of the State of Massachusetts, and may be entered or enforced in the State of Massachusetts; and the real property leases being assigned or granted to BUYER shall be governed by and construed in accordance with the laws where the subject property thereof is located.

                    28. ATTORNEYS' FEES. In the event either party shall be forced to enforce this Agreement, whether or not through litigation, the prevailing party shall be entitled to receive reasonable attorneys' fees and all costs incurred in connection with such enforcement, including fees and costs of appeal.

                    29.     FURTHER COOPERATION.  From and after
                    the date of this Agreement, each of the
                    parties hereto agrees to execute whatever additional documentation or instruments as are necessary to carry out the intent and purposes of this Agreement.

                    30.     WAIVER.  No indulgences expended by
                    any party hereto or any other party shall be construed as a waiver of any breach on the part of such other party, nor shall any waiver of one breach be construed as a waiver of any rights or remedies with respect to any subsequent breach.

                    31.     PUBLICITY.  SELLER agrees not to
                    issue any announcements or press releases with respect to this transaction without first having obtained the prior written consent of BUYER. It is acknowledged that BUYER is an affiliate of a public company and accordingly BUYER and/or its affiliates shall be permitted to issue such announcements and press releases related to this transaction as it shall deem necessary or desirable; provided SELLER has been given at least three
                    (3) business days notice for comments on such proposed announcement or press release.





                    32.     GENDER.  Wherever the context shall
                    require, all words herein in any gender shall be deemed to include either the masculine, feminine or neuter gender. All singular words shall include the plural, and all plural shall include the singular.

                    33.     LIQUIDATION.  SELLER and Barclay
                    Henderson each agree that until the
                    Promissory Notes of BUYER are satisfied in full, Lanover Enterprises, Inc. and Asian Restaurants International, Inc. will not be liquidated.

                    34. ESCROW PROVISIONS. The Escrow Agent shall hold the amounts deposited by the BUYER (including interest earned thereon) and shall deliver such amounts to the SELLER at the CLOSING of this transaction, unless otherwise provided for in this Agreement. The Escrow Agent shall not be responsible for the genuineness of any certificate, notice, signature or other document and may rely conclusively upon and shall be protected in acting upon any notice, affidavit, request, consent or other instrument for communications believed by it in good faith to be properly made. The Escrow Agent shall not be responsible or liable for any act or omission on its part in the performance of its duty as Escrow Agent under this Agreement except if such act or omission constitutes bad faith, gross negligence or fraud. In the event the BUYER shall terminate this Agreement as permitted herein, or the conditions precedent to a CLOSING of this transaction shall not have been satisfied, the Escrow Agent shall return to the BUYER all amounts deposited with the Escrow Agent (including any interest earned thereon) should BUYER so request. In the event of any dispute between the parties hereto, the Escrow Agent shall be entitled to deposit the amounts held in escrow with any competent court serving Dade County, Florida, and upon such deposit, shall be relieved of all obligations and liabilities hereunder. The Escrow Agent shall be entitled to be reimbursed for reasonable attorneys' fees and court costs incurred in connection with the filing of any interpleader action pursuant to the provisions of this Agreement.

                    35.      COUNTERPARTS.  This Agreement may be
                    executed in counterparts.





                         IN WITNESS WHEREOF, BUYER has duly
                    executed this Agreement on the 27 day of December, 1995.

                                        BUYER:
                                        MAXWELL'S INTERNATIONAL,
                    INC.,
                                        a Delaware corporation

                                   By: /s/ Marie G. Peterson
                                  __________________________
                                   Marie G. Peterson,
                                   as Vice President

                     IN WITNESS WHEREOF, SELLER has duly executed
                    this Agreement on the 26 day of December, 1995.

                                         SELLER:

                                 ASIAN RESTAURANTS
                                 INTERNATIONAL, INC., a
                    corporation organized under the laws of the
                            State of Massachusetts


                           By:  /s/ Barclay Henderson
                          _____________________________
                         Barclay Henderson, its
                          President

                     KYOTO WEST, INC., a Michigan
                       corporation

                      By: /s/ Barclay Henderson
                       ____________________________
                       Barclay Henderson, its
                        President

                        KYOTO NORTH, INC., a Michigan
                              corporation


                     By: /s/ Barclay Henderson
                    _____________________________
                       Barclay Henderson, its
                          President

                     KYOTO RESTAURANTS, INC., a
                      Michigan corporation

                     By: /s/ Barclay Henderson
                       __________________________
                        Barclay Henderson, its
                         President





                     ASIAN RESTAURANTS, INC., a
                           Massachusetts corporation

                      By:/s/ Barclay Henderson
                        _________________________
                        Barclay Henderson, its
                             President

                                               JOINDER
                                               -------

                         The undersigned hereby executes this
                    Agreement to acknowledge his duties and
                    responsibilities contained herein, and agrees to be bound by the terms and conditions contained herein where appropriate.

                                      /s/ Barclay Henderson
                                    _________________________
                                          BARCLAY HENDERSON




                                          DEPOSIT RECEIPT
                                           ---------------
                         The undersigned acknowledges as of this
                    ______ day of December, 1995, as Escrow
                    Agent, receipt of the sum of TEN THOUSAND AND NO/100 DOLLARS ($10,000.00) (subject to clearance), representing the deposit to be held by the undersigned as provided for in the foregoing Asset Purchase and Sale Agreement pursuant to the terms of the agreement.



                    By:____________________________________
                        Escrow Agent





                                               LIST OF SCHEDULES
                                               -----------------




                    Schedule 1.01.2
                    ---------------
                    List of Tangible Personal Property by each
                    Location *

                    Schedule 2.01
                    -------------
                    Allocation of Purchase Price

                    Schedule 5.01.1
                    ---------------
                    List of Telephone Numbers and Directory
                    Advertising Contracts *

                    Schedule 5.01.2
                    ---------------
                    List of Equipment Leases at Each Location *

                    Schedule 5.01.3
                    ---------------
                    Description of Real Property Lease for Boston
                    Location *

                    Schedule 5.01.4
                    ---------------
                    Description of Real Property Lease for
                    Dearborn Location *

                    Schedule 5.01.5
                    ---------------
                    Description of Real Property Leases for Troy
                    Location and Farmington Location*

                    Schedule 5.01.7
                    ---------------
                    List of Service Contracts for Each Location *

                    Schedule 8.03
                    -------------
                    List of Financial Statements and Information
                    Provided by Seller *

                    Schedule 8.09
                    -------------
                    List of Licenses and Permits *

                    Schedule 8.19
                    -------------
                    Adverse Publicity *





                    * The parties shall jointly prepare and
                    mutually agree upon the List of Schedules, which shall be completed and attached to the Agreement within two weeks from the date of the Agreement.





                                                 LIST OF EXHIBITS
                                                 ----------------


                    A  -  Promissory Note.

                    B  -  Security Agreement and Chattel
                    Mortgage.

                    C  -  (Intentionally Deleted.)

                    D  -  New Troy Location Lease. *

                    E  -  New Farmington Hills Lease. *

                    F  -  Assignment and Assumption Agreement for
                    Boston Lease. *

                    G  -  Assignment and Assumption Agreement for
                    Dearborn Lease. *

                    H  -  Agreement Not To Compete.

                    I  -  Bill of Sale. *

                    J  -  No Lien Affidavit. *

                    K  -  Management Agreement *



                    * The parties shall jointly prepare and
                    mutually agree upon the List of Exhibits, which shall be completed and attached to the Agreement within two weeks from the date of the Agreement.